Exhibit 99.1

Contacts:

Macy’s, Inc:

Kenneth Cole Productions, Inc.

Media - Jim Sluzewski

Media – Samantha Cohen

 513/579-7764

  212/830-7454

Investor - Susan Robinson

Investor - James R. Palczynski

    513/579-7780

    Integrated Corporate
    Relations, Inc.

    203/222-9013

MACY’S AND KENNETH COLE PRODUCTIONS SIGN

STRATEGIC ALLIANCE AGREEMENT FOR NEW MEN’S SPORTSWEAR LINE

NEW YORK, March 2, 2010 – Macy’s, Inc. (NYSE:M) and Kenneth Cole Productions, Inc. (NYSE:KCP) announced today that they will launch a new, exclusive collection of men’s sportswear in fall 2010.  Under their strategic alliance agreement, Macy’s will be the sole department store retailer of the new Kenneth Cole REACTION men’s sportswear line within the United States and its territories.

The new REACTION men’s sportswear collection will be geared toward cool millennial men with an energetic, downtown sensibility.  It will include a special focus on denim, graphic tees, and woven shirts, and will appeal to a younger, more casual and price-conscious consumer than the more sophisticated Kenneth Cole New York collection.  This new line will build on the historical success of REACTION at Macy’s in other men’s classifications, including footwear, outerwear, tailored clothing, dress shirts and ties, classification pants, bags and luggage, small leather goods, belts, men’s jewelry, sunglasses and fragrance. With the addition of the men’s sportswear category, REACTION will now be able to offer the Macy’s man a complete lifestyle collection that satisfies his wardrobe needs from work to weekend.

The new collection will launch in September 2010 in 150 Macy's stores and online at macys.com.  It is ultimately slated to grow to 550 doors, consistent with the existing REACTION brand penetration in other categories.  The launch will include a roll out of new REACTION shop-in-shops in prime locations in Macy’s stores across the country.

The distribution of all other men’s and women’s REACTION classification products will remain unchanged.  The Kenneth Cole New York brand will maintain its current distribution in select better department and specialty stores as well as in Kenneth Cole retail stores worldwide.  It will continue to be carried in select Macy’s stores.

“The launch of this new men’s sportswear collection with Macy’s presents an extraordinary opportunity to add incremental growth to our business,” said Jill Granoff, chief executive officer of Kenneth Cole Productions.   “Macy’s is one of America’s most iconic retailers and has consistently been one of our most important partners.  Together we have experienced great traction in various categories under the REACTION brand, and we believe that men’s sportswear is the perfect opportunity to continue to develop our business and our partnership.”

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Terry J. Lundgren, Macy’s, Inc. chairman, president and chief executive officer said, “Kenneth Cole is a name that is synonymous with updated style, and is recognized and preferred by many of our customers.  By bringing the new REACTION men’s sportswear collection exclusively to Macy’s, we are continuing to differentiate our assortment and provide additional options for the man who wants to look and feel his best. REACTION will be a significant asset to our men’s store.”

Kenneth Cole, chairman and chief creative officer of Kenneth Cole Productions, said, “Terry and the Macy’s team have always been terrific strategic partners. Over the years we have shared a common goal of offering modern, accessible fashion to the marketplace. With the launch of the new REACTION men’s sportswear line, we have the opportunity to build on the proven success of the brand. We will be able to enhance our relationship not just with Macy’s, but with our many loyal and supportive customers.”

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York, Kenneth Cole Reaction, Unlisted and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear and several other accessory categories.  The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website. Further information can be found at http://www.kennethcole.com.

About Macy’s, Inc.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2009 sales of $23.5 billion.  The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's.  The company also operates macys.com and bloomingdales.com.  Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties.  Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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